Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 16, 2014, except for Note 14 as to which the date is July 10, 2014, in the Registration Statement on Form F-1 and related Prospectus of ReWalk Robotics Ltd. dated July 10, 2014.

July 10, 2014	/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global